THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call EVENT DATE/TIME: MAY 29, 2014 / 12:30PM GMT OVERVIEW: Abercrombie & Fitch announced 1Q14 net sales of $822m and a non-GAAP operating loss of $16m or $0.17 per share. Management guided to FY14 EPS of $2.15-2.35. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Co. - VP of Finance and Controller*

Mike Jeffries *Abercrombie & Fitch Co. - Chairman and CEO*

Jonathan Ramsden *Abercrombie & Fitch Co. - COO*

CONFERENCE CALL PARTICIPANTS

Anna Andreeva *Oppenheimer Capital - Analyst*

Matt McClintock *Barclays Capital - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Betty Chen *Mizuho Securities - Analyst*

Jennifer Black *Jennifer Black & Associates - Analyst*

Adrienne Tennant *Janney Montgomery Scott - Analyst*

Barbara Wyckoff *CLSA Limited - Analyst*

Randy Konik *Jefferies & Co. - Analyst*

Paul Lejuez *Wells Fargo Securities - Analyst*

Nancy Hiliker *Citigroup - Analyst*

John Morris *BMO Capital Markets - Analyst*

Susan Anderson *FBR Capital Market - Analyst*

Kimberly Greenberger *Morgan Stanley - Analyst*

Dana Telsey *Telsey Advisory Group - Analyst*

Omar Saad *ISI Group - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch first-quarter 2014 earnings results call. Today's call is being recorded. (Operator Instructions).

At this time I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

Brian Logan - *Abercrombie & Fitch Co. - VP of Finance and Controller*

Thanks Mark. Good morning everyone and welcome to our first-quarter earnings call. Earlier today we released our first-quarter sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials available on our website.

Also available on our website is an investor presentation which we will be referring to in our comments during this call. Today's earnings call is being recorded and a replay may be accessed through the Internet at Abercrombie.com under the investor section. The call is scheduled for one hour.

Joining me today are Mike Jeffries and Jonathan Ramsden.

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Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. After our prepared comments this morning, we will be available to take your questions for as long as time permits. With that I will hand it over to Mike for some opening remarks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Good morning, everyone, and thanks for joining us. In what remains a difficult teen retail environment, we were pleased that earnings for the quarter were in line with our expectations. Overall sales for the quarter decreased 2% which included strong growth in our direct-to-consumer business and comparable sales continue to head in the right direction. We saw significant sequential improvement in our female business which comped in line with the male business for the first time in many quarters and in our Abercrombie & Fitch brand which comped down only slightly for the quarter. We continue to be pleased by the results from our recent expansion efforts in Asia. Our Hollister stores in China continue to comp positively and our new A&F flagship store in Shanghai opened in April to huge crowds and strong sales which exceeded forecast. The flagship opening generated 500 million social media impressions and added over 30,000 new Weibo followers and we believe will continue to support our growing brand awareness in China. For 2014, we plan to open four additional stores in China including a mall-based A&F store in Chengdu, and are preparing for an accelerated rollout for both brands in 2015. In addition, our direct-to-consumer business in China has been growing at a very fast rate and will be further boosted when we introduce a local website and a local fulfillment in the fall. This is a further example of the significant investments we are making to build our international DTC business, a critical component of our long-term strategy. In Japan, our two Hollister stores are still producing volumes significantly ahead of initial forecasts. For 2014, we plan to open two additional Hollister stores in Japan, on at Lalaport Tokyo Bay and the other in Kobe and we see significant growth opportunity given our early success. Our Dubai Hollister store, our first in the Middle East, has been the highest volume Hollister store globally since its opening in the fourth quarter last year. We look forward to additional openings in the Middle East in 2014 including our second store in Dubai and another in Abu Dhabi. Store comps in Europe continued to show modest improvement and total comps were close to flat in several countries including Germany, our second largest European market. The general economic outlook in Europe still remains uncertain. However, our overall productivity in Europe remains strong. In Canada, we moved back into positive comps for the quarter with particularly strong growth in DTC. From a merchandise standpoint, we performed well during the quarter in dresses, outerwear and jeans all of which had positive comps. As we look forward, our focus remains on executing the various components of our long-range plan. First, we continue to make good progress in evolving our assortment, improving our test and reaction capabilities and increasing style differentiation. As you know, we are now testing close to 100% of our assortment. Chase now represents a significant component of our fashion business and we have reduced leadtimes for Chase to between 45 and 75 days which includes the benefit of new fabric platforming processes. We see opportunity as we expand fabric platforming into additional fabrics and categories. With improved test and react capabilities, we believe we will be more fashion right which should lead to higher productivity and margins. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Second, we are increasing brand engagement through enhanced marketing initiatives and campaigns. Earlier this month we announced the opening of the Hollister House, a key part of our new Hollister marketing campaign. Hollister House is a beach house in Southern California that will be open through early August and will support a major digital marketing campaign across multiple platforms including YouTube, Instagram, Hulu, twitter, Facebook, Spotify, Pandora and our recently launched Hollister Snapchat. The house represents the iconic laid-back So Cal attitude of the brand delivered in a fresh, new and relevant way. The house will be used as a vehicle to create social media content including music performances from Billboard charting acts, guest celebrities and stylist videos. It will also be supported by our new blog, This is So Cal. For A&F we expect to launch a new marketing campaign later in the year and look forward to sharing the details of that on a future call. Beyond marketing campaigns, we will increase brand engagement to investments in our stores and in our online experience. As you know, we have been running a Hollister store remodel test over the past few months which features the redesigned storefront we previewed in our investor event last November. As Jonathan will describe further in a moment, the test stores have performed strongly and as a result we now plan to expand the rollout of this new design in 75 to 100 stores including a small number of Canadian stores by year-end. And with regard to online, we plan to launch a redesigned Hollister website this fall. We continue to explore third-party channel opportunities and now expect to begin selling A&F merchandise through ASOS for Christmas. Given ASOS's strong and growing traffic, this partnership will enable us to increase brand consideration and engagement with an attractive margin structure. Third, our profit improvement initiative is on track. In fact, savings in the first quarter were somewhat ahead of what we anticipated. As we mentioned in our last call, we believe the next big area of opportunity lies in lowering our merchandise average unit cost. Our average unit cost is expected to be down in the back half of the year and we see additional opportunity as we move forward particularly for Hollister. Fourth, we are making good progress in ensuring we are properly organized to execute our strategic plan. We have completed the vertical organization structure by brand for most of our categories in design, merchandising and planning in anticipation of the hiring of the brand presidents. We believe these actions will support a number of key objectives including increased brand differentiation and accountability. We are also excited to be adding strong retail experience to our Board of Directors through new additions. Finally turning to the omnichannel, we have made solid progress on several core initiatives since last fall. After successfully piloting Order in Store, we now plan to roll this feature out to all US stores during the third quarter. In addition, we plan to pilot Ship from Store during the third quarter with a broader rollout planned for approximately half of the US fleet in the fourth quarter. Beyond this we are working to develop other omnichannel capabilities including reserving store and in-store pickup. Our sector faces challenges as highlighted by the state of recent negative reports. We are fully cognizant of those challenges and know that we need to be focused, disciplined and at the top of our game to navigate through this environment. We are more than ready for that. We remain highly focused on returning to growth and believe we are taking the right steps and are on course to accomplish that goal. Longer-term we are confident that the strategic choices we are making, investing in key international growth markets, investing in our international DTC business, restructuring and repositioning our US store fleet, restructuring our cost base and making key organizational changes will position us to drive significant improvement in our results and increase shareholder value. Before handing over to Jonathan, I would like to take a moment to say a word about someone who has been an incredible partner to me for over 20 years. Tomorrow marks Leslee Herro's last day as a full-time associate at A&F. Everyone who has worked at A&F knows the role that Leslie has played in our Company and its culture. She has exemplified everything we stand for and believe in as a Company, caring obsessively about our brands and each other, being collaborative and team oriented, being positive and optimistic and not taking ourselves too seriously. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

On behalf of everyone at A&F, I want to say a big thank you to Leslie for everything she has done for this Company. Jonathan? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Thanks, Mike, and good morning, everyone. I want to start this morning by saying a welcome to A&F to Joanne Crevoiserat. Joanne joined us earlier this month and we are thrilled to have her on board. Joanne will be joining our next earnings call in August. I am going to start with a short recap of the quarter and then talk about our outlook for the rest of 2014. For the quarter, net sales were $822 million, down 2% to last year. Including direct-to-consumer total comparable sales were down 4%. Total US sales were down 6% while international sales were up 5%. Sales for the quarter were slightly lower than expected. Within the quarter, comparable sales were weaker in February versus the combined March and April period. The gross margin rate for the quarter was down 370 basis points reflecting a higher mix of fall merchandise clearance selling versus last year and an increase in promotional activity, including shipping promotions in the direct-to-consumer business. Promotional activity was somewhat greater than we anticipated leading to modestly higher gross margin rate erosion than anticipated. We expect gross margin rate erosion to continue into the second quarter primarily from AUR pressure, with gross margin rate improvement in the back half of the year as we begin to benefit from lower AUCs and go up against more favorable AUR comparisons. Excluding pretax charges of $16 million which are detailed on page 4 of our investor presentation, adjusted non-GAAP operating expense for the quarter was $531 million, down $37 million from last year, representing 310 basis points of leverage. These savings are net of incremental investments in marketing initiatives and DTC. Savings were greater than anticipated due to continued tight expense management and the earlier realization of profit improvement initiative benefits. We have made good progress in executing our profit improvement initiatives and continue to expect to achieve at least $175 million of annual savings. In addition, we continue to expect to increase 2014 marketing expenditures by approximately $30 million or greater compared to 2013 with a greater proportion of the increase now coming in the second quarter related to the new Hollister campaign. On a sequential basis, we expect a lower year-over-year decline in operating expense for the second quarter due to the cadence of expense savings and offsetting marketing investments, which we now expect to be significantly greater on a year-over-year basis in Q2. Other operating income for the quarter was $4 million, which included insurance recoveries of $3 million, compared to $1 million in other operating income last year. On an adjusted non-GAAP basis, the operating loss for the quarter was $16 million versus $14 million a year ago. The tax rate for the quarter excluding the effect of charges was 27.5%, lower than our full-year projected rate due to the impact of discrete period items on a low pretax figure. For the quarter, the Company reported an adjusted non-GAAP loss per basic and diluted share of $0.17, in line with expectations coming into the quarter. Turning to the balance sheet, we ended the quarter with $357 million in cash and cash equivalents, and borrowings under the current loan of $131 million. During the quarter, we repurchased 3.8 million shares at an aggregate cost of $150 million through our announced accelerated share repurchase. We anticipate additional share repurchases over the course of the year utilizing free cash flow generated from operations and existing or additional credit facilities. We ended the quarter with total inventory at cost up 6% versus a year ago. We expect inventory at cost on a year-over-year basis to be down at the end of the second quarter. During the quarter, we substantially completed the closure of our standalone Gilly Hicks Stores and incurred charges of approximately $6 million primarily related to lease exit costs. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

We now expect total capital expenditures for 2014 to be approximately $210 million to $220 million. This now includes additional capital expenditure related to an expanded rollout of a new Hollister store front that the Company has been testing since January of this year. We now anticipate that this new store front will be rolled out to between 75 and 100 stores by the end of the year. As Mike mentioned, we are very pleased with the results of the test which on average, has resulted in a double-digit percentage increase in sales and a substantially greater increase in traffic versus the control group. For the extended rollout, we are modeling a more conservative ongoing sales lift but still expect the cash on cash ROI to exceed our 30% hurdle rate. We will also be testing a lower-cost version of the remodeled store front as we look to extend this rollout across the fleet. As a result of the rollout we also expect to incur a $3.5 million charge related to the write-off of existing store assets. 2014 capital expenditures continue to be prioritized towards DTC and IT investments to support growth initiatives, and CapEx related to new international store openings is prioritized towards key growth markets of Japan, China and the Middle East. During 2014, we expect to open 15 full priced international stores including a small number of A&F mall-based stores. We also now plan to open eight to 10 international and US outlet stores during the year. We continue to expect to close between 60 and 70 stores in the US during the fiscal year through natural lease expirations. Beyond 2014 the actions we have taken in the past few years give us significant flexibility as we think about the optimal size of our US bricks and mortar footprint. In total, about 500 of our 840 US leases are up for renewal between now and the end of 2016. DTC growth, especially internationally, is a key priority for us. We are off to a good start in 2014 and expect to achieve another year of strong growth with the segment margin remaining in the mid-30s on a full-year basis. We plan to continue to invest in DTC including increasing our assortment of web exclusive styles, advancing mobile capabilities and expanding international language and payment options. As Mike mentioned, we will also be introducing a local website and local fulfillment for our DTC business in China. This is another significant step for us as we continue to build on our leading international e-commerce position. Moving on to our earnings outlook for the rest of 2014, we are maintaining our guidance of full-year diluted earnings per share in the range of $2.15 to $2.35. This now includes the effect of the first-quarter accelerated share repurchase which offsets the assumption of a somewhat more difficult operating environment. The guidance is based on the assumption that full-year total comparable sales will be in the range of down 3% to down 4%. The guidance assumes a gross margin rate for the full year that is down slightly compared to fiscal 2013. We expect average unit retail pressure and lower shipping and handling revenues to offset average unit cost improvement and a benefit from the Company's profit improvement initiative. We expect the gross margin rate for the second quarter to be lower than the full-year rate with the third and fourth quarters getting the benefit of year-over-year AUC reduction. The above guidance does not include charges related to the Gilly Hicks restructuring, the Company's profit improvement initiative, certain corporate governance matters, or other potential impairment and store closure charges. In addition, the guidance assumes a weighted average share count of approximately 74.5 million shares, which does not include the effect of additional share repurchases over the course of the year, and a full-year tax rate of approximately 35%. The tax rate remains sensitive to the mix between international and domestic income. With that I am going to hand it over to Brian to provide some more details on our results for the quarter. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Brian Logan - Abercrombie & Fitch Co. - VP of Finance and Controller Thanks, Jonathan. As reported, first-quarter comp sales were down 4%. By brand, comp sales including direct-to-consumer were down 1% for Abercrombie & Fitch, down 6% for abercrombie kids and down 7% for Hollister. Across the brands, male and female performed comparably. Changes in foreign currency exchange rates versus a year ago benefited sales by approximately $12 million. The gross profit rate for the first quarter was 62.2%, 370 basis points lower than last year's first-quarter gross profit rate reflecting a higher mix of fall merchandise clearance selling versus last year and an increase in promotional activity. Stores and distribution expense for the first quarter was $418 million, down from $449 million last year. The store and distribution expense rate for the quarter was 50.8% of net sales, down 270 basis points from last year driven primarily by savings in store payroll, partially offset by higher direct-to-consumer expense and $800,000 of charges related to the profit improvement initiative. Marketing, general and administrative expense for the first quarter was $124 million, a 4% increase compared to $119 million last year. MG&A expense for the quarter included $2 million of charges related to the profit improvement initiatives and $7 million of charges related to certain corporate governance matters. Excluding those charges, MG&A expense was $114 million, down 4%. A decrease in compensation expense was partially offset by an increase in marketing expense. At the end of the quarter, we operated 842 stores in the US and 157 stores in Canada, Europe, Asia and Australia. This now concludes our prepared comments. We will take your questions. Thank you very much. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions). Anna Andreeva, Oppenheimer. Anna Andreeva - Oppenheimer Capital - Analyst Great. Thanks so much and congrats on navigating the difficult environment out there. I was hoping you could talk about the timing of the brand presidents hires. Maybe talk about some of the qualifications that you guys are looking for. Secondly, maybe some color on the early innings and the learnings from the testing methods you guys have been implementing. Obviously your women's business saw some nice significant improvement during the quarter. Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO The brand president search is underway. We are making progress. We are looking at people who have strong merchandising backgrounds but also strong administration and operational backgrounds. But the primary qualification is merchant. We are making progress, we are not ready to talk about anything yet. The early learnings from product testing, I think you can see the learnings in the fact that our female business sequentially improved month by month. The testing process is taking hold and we should start to see more impact of that as we navigate through the rest of the year. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Operator Matt McClintock, Barclays. Matt McClintock - Barclays Capital - Analyst Good morning, Mike, Jonathan and Brian. I was just wondering if, Jonathan, if you could talk real fast about the commentary that you said on the guidance, you said you are taking a somewhat more -- a view of a somewhat more difficult operating environment. How has your view changed and especially given the improved cadence of sales into March and April? Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - COO I think it is not a dramatic change, Matt. We have slightly taken down our sales outlook for the year and slightly taken down our gross margin rate projection. I think we were saying flat to slightly down back in February; we are now saying slightly down. We do expect it to be down on a full-year basis. So we have taken both of those assumptions down a bit just based on what we have seen through the first quarter where there was certainly some greater AUR pressure than we anticipated coming into the year. So those are the changes. They are relatively minor in the scheme of things and as we said in the overall guidance, they offset the impact of the additional share repurchase we did in Q1. Matt McClintock - Barclays Capital - Analyst And then if I could one more real fast just on the accounts payable, is that related to some of the supply chain initiative that you have outlined? It seems like you had two consecutive quarters of pretty good accounts payable results. Is that tied to the Chase, the 45 to 75 days Chase initiative? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Yes, we can't go into detail on that but we are certainly trying to manage our working capital efficiently and effectively and I think you are seeing some of that benefit show up in (inaudible). Operator Janet Kloppenburg, JJK Research. Janet Kloppenburg - JJK Research - Analyst Hi, everybody. (multiple speakers) Just wanted to say lots of luck to Leslie. We will miss you, Leslie. Just a couple of questions. Mike, if you could discuss the execution of the store-wide sale events. I know that you are trying to bring people back to the brand. I am wondering if you could share with us your strategy here and if it is something we should expect going forward or if it may moderate? And Jonathan, I was wondering if you could talk a little bit about the expense savings initiatives. I think you said that we should now expect a lower level of expense savings in the second quarter. I thought the second and the third quarter would have the greatest impact. Also some of the learnings from your payroll reductions in store, i.e., is there more opportunity for that? Thank you. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Okay, let me start, Janet, and say I would love to answer your question but I really can't. Janet Kloppenburg - JJK Research - Analyst Okay. Can you talk about your promotional strategy, Michael, and whether or not you think that there will be modifications to it going forward? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Again, I really don't want to discuss that for competitive reasons. Janet Kloppenburg - JJK Research - Analyst Thank you. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Janet, so let me try and break out expense into three pieces that I think will help to clarify that. So in terms of the profit improvement initiative, we had originally thought that it would build from Q1 into Q2 and Q3 just as we rotated into all of the programs. In the event we were ultimately able to activate most of those programs for Q1. So in terms of the gross savings from the profit improvement initiative, it is relatively consistent between Q1 and Q2. The net year-over-year improvement in operating expense is affected by two other factors. One is the greater marketing expense investment we are making in Q2, so marketing expense was up in Q1 but it is going to be up more significantly in Q2. So that is one of the factors. The other factor is that in Q1 we were able to affect some other expense reduction levers that we don't expect to be available to us in Q2 and going forward in part because we were already starting to impact them last year. They are above and beyond the scope of the profit improvement initiative. So it is really the net effect of those three things resulting in -- certainly we are still going to see a significant benefit in Q2 and we are realizing the fully expected profit improvement initiative benefit-but it is being offset by those two other factors in terms of how that nets through to the overall operating expense for the quarter. Operator Betty Chen, Mizuho Securities. Betty Chen - Mizuho Securities - Analyst Thank you. Good morning, everyone. Congratulations on a great quarter. I was wondering if Mike, you can talk a little bit about the women's knit top business and we are starting to see definitely much more trend-right fashionable items in the stores and wonder -- we are wondering how you feel about that in the second quarter and going to back to school? Related to the AUC benefit, is there any way you can quantify what is the reduction that you saw in the first quarter, will we see it in Q2 and the back half of the year? Thanks. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Okay. The women's business has obviously improved. The knit tops business has improved. The encouraging thing about the women's top business is that it is improving with a planned marked decrease in logo wear. So that is very encouraging to us. We think that the improvement will continue. We think that the assortments -- we agree with you, we think the assortments look better. There was no AUC benefit reduction in Q1, nor will there be in Q2. The AUC reduction will take place solely at the back half of the year. Betty Chen - Mizuho Securities - Analyst (inaudible) Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO How much? No. Jonathan Ramsden - Abercrombie & Fitch Co. - COO The other thing we could add, Betty, is that on a full-year basis, AUC will be down so the reductions in the back half of the year will outweigh the increases in the front half of the year. Betty Chen - Mizuho Securities - Analyst Jonathan, is that just at Hollister or is it in all the brands too? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Well, it is in all brands but it skews to Hollister. Betty Chen - Mizuho Securities - Analyst Okay, great. Thank you so much. Operator Jennifer Black, Jennifer Black & Associates. Jennifer Black - Jennifer Black & Associates - Analyst Good morning. Congratulations in a tough environment. I wondered if you could talk a little bit about your online exclusive. I know that you said that it is doing well and that it was growing but I wondered how much growth you expected to see? Could you double it? What percent of sales would you see it being over the longer term? Then also I wondered if you had any comments on accessories which looked really good? 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO Jennifer, on the online exclusive merchandise yes, I think it is hard to say where it is going to end up. We are obviously looking at the incrementality of that as we add it and it has been increasing over time. So I don't think we are ready at this point to say what where it goes over the long haul but we have certainly seen very good results from it so far. I just think it is too early to say where that ends up. Jennifer Black - Jennifer Black & Associates - Analyst And accessories? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Accessories, Jennifer, we are making a Herculean effort there. I can't tell you that we have any huge successes. We are doing volume but we are not taking the volume to the bottom line. We will continue to push. I think the branding -- the new branded organization is going to help that business enormously because I think they will be much better thought out in relation to each of the brands. We continue to think there is a huge opportunity. We will get there. Jennifer Black - Jennifer Black & Associates - Analyst Your women's business looks great. Thank you. Good luck. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Thanks, Jennifer. Operator Adrienne Tennant, Janney Capital Markets. Adrienne Tennant - Janney Montgomery Scott - Analyst Good morning. Nice progress on the improvement in the female business as well as getting the inventory down faster than I thought. So, Mike, can you talk about actually is that improvement in the female business, is it across all three divisions? And then specifically can you talk about the improvement at Abercrombie adult, the negative 1% there and kind of what you think is driving that. And why should we not think that comps get better across the year so the negative 3% to negative 4% for the year I am assuming implies negative comps for the rest of the year at all three brands? If you can talk to that, that would be great. Thank you. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO The improvement in female was across all three brands. The improvement was greatest in A&F adult and greatest in A&F female. But there was improvement in all three brands. The difference between A&F and Hollister was driven by the female business. Jonathan, why should we not think about comps getting better? 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO Yes, I think that is what we are currently projecting based on our model. I think you can look at Q1 and say it was slightly more favorable than Q2 perhaps given the lack of inventory we had in Q1 2013. But I think as we look at the net effect of that and the overall trend, we are seeing it playing out in that down 3% to down 4% range for the year based on our usual trend model that we use for the purpose of the forecast. Adrienne Tennant - Janney Montgomery Scott - Analyst Okay, great. Best of luck. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Thanks. Operator Barbara Wyckoff, CLSA. Barbara Wyckoff - CLSA Limited - Analyst Great progress. Can you talk about the difference in sales performance in the US kind of buckets of stores, the tourist stores versus the sort of A top stores and then the rest of the fleet? Secondly related to that, the 60 to 70 store closings, could it be more and they are all in the US, correct, or will there be select closings internationally? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Barbara, I guess just starting with the last part of the question, the closings could potentially be more but this is what we currently see today and we would anticipate that that rate will remain probably in that range for the next couple of years. But typically we are not making the decision until a little later in the year and obviously one of the factors that we take into account is the performance of the stores and whether we see an improvement in the trend and whether that would lead us to conclude a store should stay open or potentially close if we are seeing it move in the other direction. The closures this year, all but one, are in the US. There is one international store we are planning to close which we have talked about in the past as being an outlier in terms of its performance. Going back to the sales performance in the US, I think overall there were not major differences between the trend relative to the preceding quarter so the improvements we saw sequentially from Q4 into Q1 were broadly consistent across different types of store. Barbara Wyckoff - CLSA Limited - Analyst Great. One more follow-up. Your thoughts on carrying inventory in a store on items like Keds? 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Let me respond to that. As you know, we have a partnership with Keds and SeeVees and that has been very successful. We do have a long list of additional collaborations across footwear, apparel and accessories which we are excited to launch in the coming months. We know our customer values these sorts of relationships and we believe they can improve our brand positioning while giving us incremental sales and margin. So we are at the beginning of it, Barbara, but we like where this is going. Barbara Wyckoff - CLSA Limited - Analyst Great. Good luck. Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Thank you. Operator Simeon Siegel, Nomura Securities. Unidentified Participant This is actually [Gene] (inaudible) on for Simeon. Thanks for taking our question. I wanted to ask you guys if you could talk about what is the right way to think about the capital structure and buybacks. I believe you said you continue to anticipate share repurchases from here from free cash flow from existing and maybe additional credit facilities. So any thoughts around that? Jonathan Ramsden - Abercrombie & Fitch Co. - COO We still have 12.5 million shares authorized for repurchase. That came down during the quarter because of the ASR we did in Q1. We had said back in February that we anticipated utilizing a substantial component of that open authorization over the course of the year with free cash flow and potentially use of credit facilities, either new or existing ones, being deployed to accomplish that. We typically execute our share repurchases on a quarter-by-quarter basis as we go through the year. So I think at this point we certainly have a point of view as to where we are going for the year but that is something we will determine as we continue to go forward quarter by quarter. But again I think if you go back to the 16 million or so shares we had outstanding at the beginning of the year, we expect to work through a substantial portion of that over the course of the year. Unidentified Participant Got you. That makes sense. And a quick follow-up if you don't mind. On the merchandise you are going to be selling through ASOS, is that just Abercrombie & Fitch concept or is that going to be companywide? 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO It is A&F at this point. We may expand it to Hollister but A&F is confirmed at this point. We are moving forward on that, and Hollister we are continuing to discuss. Unidentified Participant Great. Thanks. Good luck for the rest of the year. Operator Randy Konik, Jefferies. Randy Konik - Jefferies & Co. - Analyst Thanks a lot. I guess a couple of things. First, in terms of thinking about optimizing the store fleet in the USA, is there any kind of color you can give us between what is currently the margin differential between the three businesses i.e., is the abercrombie kids business lagging greater, much greater than the Hollister division or vice versa where it is driving what types of stores you are closing between the businesses? That is my first question. Then I guess you gave us some color on Germany being almost flat I believe you said in the prepared remarks. Any color on -- can you give us some more color on the UK part of the business? And then on marketing, you are upping the marketing spend, are you assuming a sales lift from that marketing spend or are you seeing any results of the increased marketing spend yet? Finally, is there some sort of free cash flow baseline number that we should be thinking about your Company being able to generate on a go-forward basis annually? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Let me start working through that. So in terms of the performance of the brands and how we think about that from a store closure standpoint, historically the A&F chain store margins have been somewhat north of the other brands. That partly reflects the higher AUR and the efficiency that gives us further down the P&L. But it is obviously a continuum for each of the brands. We have a decision tree we go through as we think about each potential store closure which is driven primarily by a financial evaluation but also includes a brand positioning component and obviously reflects an assumption about where we think those particular malls are going to trend over time. And it works through the various questions we address before determining whether or not that store should stay open or close at the end of its lease term. But there is a continuum of margin across the fleet for each of the brands from a few that are still negative in each brand to others that are obviously at or above our overall target benchmark of a 30% four-wall margin. In terms of the UK business -- 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Can I interject something? The kids conversation is interesting, Randy. We are running a test on carveouts for the kids stores in existing stores which could help us from profitability a lot. Sorry to interrupt. Jonathan Ramsden - Abercrombie & Fitch Co. - COO So, Randy, on the second part of your question color on the UK business, it was still negative on a total comp basis but did show improvement from Q4 so we are seeing and improvement there as we are in other markets, but the UK is still in negative territory from an overall comp standpoint. From a marketing spread standpoint, no, we don't believe yet that the initiatives we are undertaking have driven a significant impact on the top line. It is still very early days on that. We have a much more significant investment rolling in Q2 (technical difficulty) earlier. And I think even beyond that the important point here is this isn't a one-time event, this is something we are going to have to sustain and invest in over a longer period of time to really drive that ongoing brand engagement. But we certainly hope to start seeing some tangible benefits in the next couple of quarters, particularly given what we are putting behind it for Q2 and Q3. Free cash flow baseline minimum, obviously that is primarily going to be a function of earnings and we certainly believe that we are going to be able to make progress from an earnings standpoint over the next few years. From a working capital standpoint, we expect to continue to be more efficient but I don't think we can answer that with a precise dollar figure because it is clearly going to be a function of the overall trajectory of the business over the next few years. Randy Konik - Jefferies & Co. - Analyst Can I just ask one little follow-up? Do you think that the CapEx number -- let's say it is up slightly from the original guidance like 200 -- like 210 and 220, whatever you said. Is that 200-ish type of number a number that we should be thinking about on an annual basis for the next few years? Is that kind of the number we can be thinking about from a capital expenditure standpoint? Jonathan Ramsden - Abercrombie & Fitch Co. - COO I am glad you asked that question on the first part because, just as a reminder, we had said previously that CapEx would be $200 million or a bit higher partly due to the fact that the CapEx came in quite a bit lower than $200 million at the end of 2013 and there were some timing rollovers which are part of the reason why it is running a little higher this year. But having said that, as we look to the results of this Hollister store front test, we felt that the ROI from rolling that out to a [larger scale] of the fleet was certainly justified from an ROI standpoint. And essentially, our capital allocations philosophy will continue to be that we are going to allocate capital to whatever investments, whether it is share repurchases or internal investments, we think are going to generate the greatest risk-adjusted returns. As of today, I think we still believe that $200 million is a reasonable benchmark rate to where we would expect to be, but we will continue to evaluate internal and external uses of that capital and focus on where we think we are going to get the greatest risk-adjusted return over the long haul. Randy Konik - Jefferies & Co. - Analyst Great, that is very helpful. Thank you. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Operator Paul Lejuez, Wells Fargo. Paul Lejuez - Wells Fargo Securities - Analyst Thanks, guys. Just looking at the direct-to- consumer segment, it looks like sales increased almost $40 million, but operating income in the segment stayed the same. So I am just wondering if that was more of a gross margin issue in the direct-to-consumer channel or was it higher expenses, if you could break that out? And then just secondly -- go ahead, sorry. Jonathan Ramsden - Abercrombie & Fitch Co. - COO No, go ahead, Paul. Just go ahead. Paul Lejuez - Wells Fargo Securities - Analyst Just a quick follow-up there. Also just wondering about the gross margin performance in the US versus international, how much was each down? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Paul, so on the first part of the question there were three drivers of the lower DTC margin rate in the quarter. First, the merchandise margin was lower year-over-year and that was because back in the first quarter of 2013, when we had kind of an abnormally high margin in DTC, we had minimal clearance inventory in the DTC channel. So margin was way up, comps were not very good in the first quarter of 2013. So that year over year is part of the effect. Second, we did invest more in shipping promotions this quarter year over year, and we found that to be effective in driving the top line, so that was part of the erosion. And then third, further down the P&L there are marketing investments we are making including expanding digital marketing efforts into Europe in particular, and to some degree into Asia, that bore on the quarter but which to some degree will benefit us in the second quarter and beyond. I think the important point is as we look at it on a full-year basis, we do expect the margin to remain in the mid-30s so we certainly expect to see incremental operating income from the channel on a full-year basis. The second part of your question was gross margin performance in the US versus international, how much was each down? I think we typically haven't gone into that in any detail so I'm (multiple speakers). Paul Lejuez - Wells Fargo Securities - Analyst All right. Thanks, guys. Operator Oliver Chen, Citigroup. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Nancy Hiliker - Citigroup - Analyst Hi, everyone. This is Nancy Hiliker in for Oliver Chen. Thanks for taking our questions. I am wondering if you could talk a little bit about the similarity of merchandise on -- regular priced merchandise versus clearance and how you see that changing throughout the year and whether the fast track is improving that differentiation between the two? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO We think that we are making progress there, Nancy, and it is a key part of our strategy that we differentiate the styles, that there be more differentiation and it is very much part of our strategy to increase AURs. We think we are making progress there and there will continue to be more differentiation. Nancy Hiliker - Citigroup - Analyst Okay, great. Can you just touch upon the traffic versus conversion metrics this quarter? Jonathan Ramsden - Abercrombie & Fitch Co. - COO You know, I think that is something we historically haven't gone into, Nancy. Nancy Hiliker - Citigroup - Analyst Okay. Thank you very much. Operator John Morris, BMO Capital. John Morris - BMO Capital Markets - Analyst Thanks. Congratulations guys on good progress. I guess for Jonathan, just talk a little bit more about the AUC improvements that you see coming and give us a little bit more color on the genesis of that, where that is coming from if it is product reengineering or if you are working with different vendors now, etc.? And then secondly, can you comment a little bit about the composite of the inventory levels that you have on hand? Real nice improvement there but just curious to know how clean you are and the complexion of carryover versus full price at this juncture? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO I don't know if there is a whole lot we can add on the AUC improvement. It is going to be in the back half of the year, it is going to be down on a full-year basis with the back half reduction offsetting an increase in the front half. It is skewed to Hollister but again, it is across all brands that we are focusing on but with a greater emphasis on Hollister. I think it is coming, as Mike said in the call back in February, from things we don't think you or the customer will see in terms of the product but it is a way of reducing the individual unit product cost. So it is more in that category I think than whether (multiple speakers). 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO It is not -- new vendors don't really play a role in this. We are dealing with our large vendor partners and they are playing a key role in helping us make this happen. John Morris - BMO Capital Markets - Analyst Okay, good. I just wanted to get a sense that it wasn't coming out of quality in terms of the product. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO You will never see it. John Morris - BMO Capital Markets - Analyst Good, good. And the inventory, Jonathan? Jonathan Ramsden - Abercrombie & Fitch Co. - COO So your question is about fall spring basic mix at the end of Q1, John. Is that --? John Morris - BMO Capital Markets - Analyst Exactly, yes. Jonathan Ramsden - Abercrombie & Fitch Co. - COO So fall is a bit up relative to where we were a year ago. I think that is a carryover effect that as you recall we came into 2013 with exceedingly low fall inventory carryover levels so year-over-year in dollar terms it is up but we are comfortable with where we are both on fall and overall inventory levels. And again, we expect to be down in inventory at the end of Q2 and through the balance of the year. Operator Susan Anderson, FBR Capital Markets. Susan Anderson - FBR Capital Market - Analyst Good morning. Good job managing through a tough environment. I was wondering if maybe you could give a little bit more color on the better than expected comps in the quarter. Definitely I think the product looks much improved out there particularly on the women's side but also do you think just kind of the higher promotions that you are utilizing is kind of driving the team to buy since the price point is much more attractive now? If that is the case, do you expect this to kind of be the new norm? 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO So just on the first part of the question, Susan, the comps actually were slightly lower than we thought coming into the quarter. We said that in the prepared remarks. I'm not sure I understand the question because (multiple speakers). Susan Anderson - FBR Capital Market - Analyst I guess better versus what you were expecting. Jonathan Ramsden - Abercrombie & Fitch Co. - COO So it was a little below what we expected and I think clearly it was a tough environment for the quarter and the challenges that we were faced across the sector have been well-documented so I think in that context we certainly felt comfortable with where we came out for the quarter. The DTC business was particularly strong as we've said and we continue to be believers that that is going to be a major growth channel both in the short term and longer terms. Susan Anderson - FBR Capital Market - Analyst Great. And then one quick question too on the DTC. So it sounds like it really accelerated versus last year and you gave a little bit of color on what is driving that but is there anything else you are doing from an omnichannel perspective that is driving increased traffic and sales to the site? Jonathan Ramsden - Abercrombie & Fitch Co. - COO There are a lot of things that we are doing. I think we are seeing the benefit is primarily coming from conversion in DTC at this point and I think that is a reflection of a lot of the investments we have been making. We are activating fulfillment for example in China, we talked about that in the prepared remarks. When we activated fulfillment within Europe 2.5 or so years ago, we certainly saw a very significant pickup in the business after that as lead times shortened and shipping and handling costs came down. So we are frankly seeing very strong growth rates in our Chinese and Asian business generally in e-comm already but as we move to more localized fulfillment, localized websites we would expect to see that continuing. Omnichannel, we are moving forward as we said in the prepared remarks on multiple fronts there. We will have Order in Store rolled out in the third quarter, we will have Ship from Store rolled out to a significant number of stores in the fourth quarter. We are focusing on click and collect, reserve in store, those other initiatives. So I would say we are working on across the sort of gamut of omnichannel. I think one of the questions we continue to have to work through is where we prioritize our investment between driving the international business which has particularly high margins to e-comm and where we have -- we continue to believe an early mover advantage, versus investing in the core business where in the US where there are investments we need to make to remain competitive going forward. So we have to continue to balance those two things but I think we feel very comfortable about investments we have made in the e-commerce business and what we've seen particularly on the international side the past few years. Susan Anderson - FBR Capital Market - Analyst Great, thanks. And then one last follow-up if I could. Not sure if you would be able to comment just on any color second quarter today how things are going. I know some of your competitors out there have said that May is not necessarily off to a great start. Thanks. 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO Yes, we generally don't do that as you know. So we are not going to change that practice. Susan Anderson - FBR Capital Market - Analyst Okay, great. Thanks and good luck for this quarter. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Thank you. Operator Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst Great, thank you so much. Mike, I am interested to get your views and how you are thinking has evolved since I saw you in November. You talked a little bit about the changing landscape and the way that teens and young adults look at brands and fashion and you were talking about evolving the Abercrombie and Hollister brands to address the new sort of [esos] of that younger consumer and for example becoming more inclusive rather than exclusive. Some of those brand characteristics and the way you were looking to evolve them, have you done any more research on that demographic? What kind of work on the long-term position of the brand do you expect to engage in here in 2014? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO I think I said it in November, Kimberly. We continue to research this customer. I continue to believe that we are taking the brands to a place that is more relevant. I think you can see that in our marketing efforts and I think you will see more of it. I don't want to get into more detail but I think that is very much a part of our current marketing campaigns. Kimberly Greenberger - Morgan Stanley - Analyst Mike, do you have someone internally who is actually spearheading this kind of research and these initiatives to help move the brands forward and make them more relevant to today's teens or is that a position you think -- ? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Yes, we do. Kimberly Greenberger - Morgan Stanley - Analyst Okay. And are you looking to hire anybody else in those roles as well? 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO No, I think we are well served and it is really being spearheaded by two people in the Company and I feel that we are moving in the right direction. Kimberly Greenberger - Morgan Stanley - Analyst Okay, great. Thank you. Operator Dana Telsey, Telsey Advisory Group. Dana Telsey - Telsey Advisory Group - Analyst Good morning, everyone, and certainly nice to see the improvement. You mentioned that you are going to be wholesaling some of the merchandise through ASOS. Do you see opportunity for third-party selling to other types of companies too? And how does the terms of that work and is there any exclusive product to that versus your stores? Lastly, as you think about the Hollister business, where do you see the greatest area for improvement there? Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - COO I will start on ASOS. I think it is too early to say what will happen beyond that. As you know, we like to test pretty much everything we do so we look at this ASOS venture as being part of a test and then we will go from there in terms of where that could take us with regards to other potential outlets. The Hollister question is where do we see the most room for improvement -- is that a product question, Dana, or what's the (multiple speakers)? Dana Telsey - Telsey Advisory Group - Analyst Yes, product question for, Mike, exactly. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO The most room for improvement. I think that is an interesting question. I think we have seen improvement in the female business. I would imagine that there is the most room for improvement in Hollister female in total. Dana Telsey - Telsey Advisory Group - Analyst And Mike, as you see back-to-school, how do you see back-to-school different this year from last year and how you are planning? Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO Well, I think our assortments look a lot better. We are looking for it to be a tough season because of the environment but I think we are doing the right things in terms of planning the season. I don't want to get more specific in terms of details, Dana. 21 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

Operator Omar Saad, ISI Group. Omar Saad - ISI Group - Analyst Thanks. Good morning. I wanted to ask a question on the new Hollister store front. What you are seeing there in the test phase that is really giving you the confidence to expand that to I think you said 75 or 100 this year, how it is different and what is working with it and how the consumers are relating to it and how it fits into the Hollister more focused brand positioning for the Hollister brand? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO I will comment on the first part, Omar. So we established these test stores back in January so the test has been running for over three months and the traffic and sales improvements have been pretty stable for a while now which is what gives us the confidence that this is a sustainable increase. And again, what we have modeled into the assumption to support the capital investment we are making in rolling this out is well below the rate of increase that we have been seeing in the test, so far so it certainly allows for that rate to come down to some degree over time. I think in terms of why it is effective, I think if you see any of the stores, I think it is somewhat evident just from looking at them. I mean it is very fresh and new, you can see into the store, you can see the merchandise and as we said in the prepared comments earlier, the traffic uptick we have seen has been well above the double-digit increase in sales we have seen so we are certainly pulling more customers into the store which is clearly one of our core objectives over the next few years to drive greater traffic. Mike Jeffries - Abercrombie & Fitch Co. - Chairman and CEO In terms of how it fits into brand positioning, looking at Hollister today we are paying more and more attention to the reference to Southern California beach culture. The front clearly reinforces that. Omar Saad - ISI Group - Analyst Thanks, guys. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Thank you. Operator That does conclude our question-and-answer session. That does conclude today's conference call. Thank you for your participation. 22 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 29, 2014 / 12:30PM, ANF - Q1 2014 Abercrombie & Fitch Co. Earnings Conference Call

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